Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-38530, 333-69486, 333-96893, 333-109992 , 333-120147 and 333-155393) of Southwall Technologies Inc. of our report dated March 24, 2010, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ Burr Pilger Mayer, Inc.
San Jose, California
March 24, 2010